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                                                                      EXHIBIT 99


NEWS RELEASE

Contact: Shareholder Relations
         Telephone: (734) 454-5560

                       OIS ANNOUNCES DISAPPOINTING RESULTS
                             OF STRATEGIC INITIATIVE

         Northville, Michigan, September 1, 1998.

         OIS Optical Imaging Systems, Inc. (NASDAQ: OVON) reports today that its previously announced strategic initiative has not to date resulted in a financing or in the sale of the Company. As disclosed in recent quarterly reports, OIS has been exploring a full range of strategic alternatives, with the encouragement and cooperation of Guardian Industries Corp., OIS's majority shareholder.

         In February, OIS engaged BancAmerica Robertson Stevens ("BARS") to assist it in these efforts. Since that time, BARS has approached a number of strategic and financial investors in connection with a possible financing or the sale of the Company. These efforts have not resulted in the acquisition of financing or the sale of the Company.

         For the last several years, Guardian has been the primary source of funding for the Company. At a recent OIS Board meeting, Guardian informed the Board of OIS that, while it has not made a final determination to cease funding the Company, such determination is being seriously considered.

         The Company is in discussions with its major avionics display customers to explore the possibility of a sale of the Company's operations to one of these customers or a consortium of these customers. If these efforts are not successful and Guardian discontinues its funding, the Board of OIS is considering the dissolution of the Company and an orderly liquidation of its assets. In the event of an orderly liquidation, OIS expects to pay all of its current trade creditors in full. Because of the existing debt and other obligations, it is not considered likely that the shareholders of the Company would receive any proceeds in the event of a sale or liquidation.

         OIS continues to operate its business in the normal course, is current on all its deliveries and is paying its debts as they come due.

         OIS Optical Imaging Systems develops, manufactures and sells active matrix liquid crystal displays ("AMLCDs"). The Company's principal market for AMLCDs is commercial and military avionics. The Company also derives revenue from the manufacture and sale of image sensors and from licensing and royalty agreements with respect to its intellectual property. The Company manufactures AMLCDs and sensors at its 108,000 square foot facility in Northville Township, Michigan.